EXHIBIT 99.4

Lexaria Bioscience Expands Advisory Board

Kelowna, British Columbia – April 25, 2019 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a drug delivery platform innovator, is pleased to announce new appointments to its Scientific Advisory Board, each of whom will contribute advice and recommendations and support related to the Company’s scientific research and product development. Lexaria is honored to have the opportunity of working with each of them.

Dr. Dwayne Godwin is Dean of the Graduate School and Professor in the Departments of Neurobiology and Anatomy and the Institute for Regenerative Medicine at Wake Forest University. He is a neuroscientist with extensive experience in studies of synaptic pharmacology of the brain and translational interests in the physiological basis and neuroimaging of brain injury, alcohol abuse, epilepsy and seizure, Alzheimer’s and PTSD. Dr. Godwin also has experience creating, developing and administering programs at the interface between science, technology, and business, and experience consulting with the pharmaceutical industry on preclinical drug development. He earned his PhD in Behavioural Neuroscience from the University of Alabama, and completed a Postdoctoral Fellowship at the State University of New York – Stony Brook.

Dr. Terry D. Blumenthal is Professor, Psychology and Neuroscience, at Wake Forest University, and is past president of the Society for Psychophysiological Research. His research interests include psychophysiology, research design and methodology, PTSD, information processing, schizophrenia, and developmental neuroscience. Dr. Blumenthal has over 115 publications and has delivered over 200 formal presentations at prestigious events held around the world. He earned both his PhD and MS degrees in Psychology from the University of Florida, and his BSc from the University of Alberta.

Dr. Matthew Fraser is Associate Professor and Director of Basic Science Research in the Department of Surgery, Division of Urology, at Duke University Medical Center. Dr. Fraser has extensive experience in urological and gastrointestinal neuroscience preclinical research, development of research models and methods, experimental design, and early clinical development in both academic and industry settings. He earned his PhD in Physiology/Neuroscience from the University of Pittsburgh School of Medicine.

Dr. Carla Lema Tome is an industry consultant an Adjunct Assistant Professor of Neurobiology and Anatomy at Wake Forest University School of Medicine. She is widely published on topics including but not limited to cellular and molecular neuroscience, inflammation, neurodegeneration, and cancer biology. She has extensive experience in global medical and commercial strategy consulting with emphasis on integrated clinical development, asset and portfolio strategy, launch planning payer research and payer value communications. Her work supporting bioscience projects with high market potential includes development of forecast and valuation models, conducting strategic analyses of the competitive and market access environment, and developing integrated plans and innovative strategies to maximize asset value. Dr. Lema Tome earned her PhD in Neurobiology and Anatomy and her MBA from Wake Forest University. She also earned an MS in Biological Sciences, Marine Biology, from the Florida Institute of Technology.

“Lexaria Bioscience Corp. is very pleased to welcome these accomplished experts to our Advisory Board, who can provide critical scientific guidance to Lexaria’s ongoing and future R&D programs,” said Chris Bunka, Chief Executive Officer of Lexaria Bioscience Corp. “Lexaria is building towards becoming one of the world’s leaders in drug delivery technology and our most recent Advisors can assist in achieving that goal.”

About Lexaria

Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for utilization of its DehydraTECH™ delivery technology. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs),nicotine and other molecules.

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FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements, including but not limited to: that any additional stock warrants or stock options will be exercised. Such forward-looking statements are estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company’s public announcements and filings. There is no assurance that existing capital is sufficient for the Company’s needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements; or that results from any studies will be favorable or in any way support future business activities of any kind. Scientific R&D is often unpredictable and unanticipated results could emerge from any study and have a material impact. There is no assurance that any planned corporate activity, scientific study, R&D, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). TurboCBDTM, DehydraTECHTM technology and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.